SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 3, 2008

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924
(Commission File Number)

95-2078752
(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant’s telephone number, including area code: (713) 975-7600

Not Applicable
(Former name, former address and
former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

MAXXAM Inc. (the “Company”) has previously disclosed a sanctions motion (the “Sanctions Motion”) that the Company and others (the “Respondents”) had filed against the Federal Deposit Insurance Corporation (the “FDIC”) in the U.S. District Court for the Southern District of Texas.  The Respondents brought the Sanctions Motion in order to be made whole for the attorneys’ fees they have paid (plus interest) in connection with a lawsuit brought by the FDIC (the “FDIC action”) and an associated administrative proceeding brought by the Office of Thrift Supervision (the “OTS  action”).

The District Court in August 2005 ruled on the Sanctions Motion, ordering the FDIC to pay the Respondents $72.3 million (including interest).  The District Court’s award was divided into various components consisting of the costs, and interest, incurred by the Respondents in connection with the FDIC action (approximately $56.9 million), the OTS action (approximately $14.1 million), and certain ancillary proceedings (approximately $1.2 million).  The FDIC subsequently appealed the District Court’s decision to the U.S. Fifth Circuit Court of Appeals.

As indicated in the Press Release of the Company attached hereto as Exhibit 99.1, the Fifth Circuit on April 3, 2008 issued its decision with respect to the FDIC’s appeal.  While the Circuit Court reversed the District Court’s award of sanctions in respect of the OTS action, it upheld the District Court’s finding of sanctionable conduct by the FDIC in connection with the FDIC action and the ancillary proceedings.  The Circuit Court returned the case to the District Court for further proceedings regarding the proper amount of sanctions in respect of the FDIC action and the ancillary proceedings, such amount to be based upon that portion of the Respondents’ costs that resulted from the harassing, delaying and other improper tactics of the FDIC (up to $15.3 million).

The Fifth Circuit decision will have no effect on the Company’s 2007 financial results.

Item 9.01.                      Financial Statements and Exhibits.

c)	Exhibits

99.1           Company Press Release, dated April 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2008	MAXXAM INC. By: /s/ Bernard L. Birkel Name: Bernard L. Birkel Title: Secretary

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